Exhibit (n)(2)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated December 9, 2009, with respect to the consolidated financial statements (which expressed an unqualified opinion and contained an explanatory paragraph relating to the adoption of ASC 820 - “Fair Value Measurements and Disclosures”), schedule and internal control over financial reporting of Fifth Street Finance Corp. contained in the Prospectus Supplement, dated January 21, 2010, to the Registration Statement on Form N-2 (File No. 333-159720) and the Prospectus, dated July 15, 2009. We consent to the use of the aforementioned reports in the Prospectus Supplement to the Registration Statement on Form N-2 and Prospectus.
/s/ GRANT THORNTON LLP
New York, New York
January 20, 2010